                                                                     Exhibit 3.2

                         E-Commerce Services Agreement


THIS AGREEMENT is made as of the 12th day of February, 1997 (the "Effective Date") by and between INTERNET LIQUIDATORS INTERNATIONAL INC., a corporation having a principal place of business at 5915 Airport Road, Suite 330, Mississauga, Ontario, L4V 1T1 ("IL") and TORONTO STAR NEWSPAPERS LIMITED, a corporation having a place of business at 1 Yonge Street, Toronto, Ontario, M5E 1E6 ("Torstar").

BACKGROUND:

1. IL has developed, and has all applicable rights in, certain electronic auction software, technology and services (collectively, the "IL Technology"), as more particularly described herein.

2. IL uses a portion of the IL Technology in an auction and storefront on-line service over the internet provided at IL's website found at URL "www.internetliquidators.com" (the "E-Commerce Service", as more particularly described herein).

3. Torstar operates an on-line service for subscribers under the name T-O Online and operates the largest circulation newspaper in Canada.

4. As more particularly described in this Agreement, IL wishes to allow Torstar and certain related entities who provide interactive services to, and Torstar has agreed to accept such rights to:

     (i) use and commercially exploit the E-Commerce Service for T-O Online Users in Ontario on an exclusive basis in a Local Auction and Mall format, as specifically defined herein; and

     (ii) for the foregoing purposes, use the IL Technology to allow T-O Online Users to interface with the E-Commerce Service.

NOW THEREFORE in consideration of the premises, the mutual covenants contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

                                   ARTICLE I
                                 INTERPRETATION

I.1  Definitions.

In this Agreement, unless the context otherwise requires, each capitalized term shall have the meaning attributed thereto in Schedule "A".

I.2  Schedules.

The following are the schedules attached to and forming part of this Agreement:

     Schedule "A"   -   Definitions

     Schedule "B"   -   Description of IL Technology

     Schedule "C"   -   Response Times

     Schedule "D"   -   Source Code Trust Agreement

I.3  Headings.

Words expressed in the singular include the plural and vice-versa and words in one gender include all genders.

I.4  Extended Meanings.

Words expressed in the singular include the plural and vice-versa and words in one gender include all genders.

I.5  Entire Agreement.

This Agreement, and any agreements and other documents to be delivered pursuant to it, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, oral or written between the Parties. The execution of this Agreement has not been induced by, nor do either of the Parties rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgements not expressly made in this Agreement or in the agreements and other documents to be delivered pursuant hereto.

I.6  Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

I.7  Invalidity.

If any of the provisions contained in this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

I.8  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Ontario in respect of the subject matter hereof.

I.9  Provision of Services.

For the purposes of this Agreement, references to the sale of products through the E-Commerce Service shall be deemed to include the provision of services as well.


                                   ARTICLE II
                           USE OF E-COMMERCE SERVICE

II.1 Torstar Exclusive E-Commerce Services.

Subject to the terms of this Agreement, IL grants to Torstar and Torstar Affiliates the exclusive right to use the E-Commerce Service in a Local Auction and Mall format to sell products from charitable and community organizations and local retailers to purchasers in the Territory ("T-O Online Exclusive E-Commerce"), with the E-Commerce Service functioning at a new URL chosen by Torstar.

II.2 Sourcing and Fulfillment for Torstar Exclusive E-Commerce.

Torstar will be responsible for sourcing products, operating the content of the Local Auctions and Mall, and arranging for the fulfillment of products to the end consumer. IL will be responsible for ensuring that Local Auctions functionally take place, that credit card transactions for the Local Auctions and Mall are processed, and for providing information to Torstar of approved transactions.

II.3 Torstar Sponsored Auctions.

Torstar shall be allocated, at no additional cost to Torstar, on a non-cumulative basis, at least sixty minutes per day on the IL's Canadian national auction as a co-branded sponsor with IL ("Torstar Sponsored Auctions"). Torstar will have the right to determine at which times on IL's Canadian national auction the Torstar Sponsored Auctions shall occur, subject to IL's approval which shall not be unreasonably withheld. During the time that IL is conducting the Torstar Sponsored Auctions, IL will not conduct any other auctions through the E-Commerce Service in Canada, nor will it authorize or allow any third party to do so in Canada using the E-Commerce Service, other than Local Auctions.

II.4 Sourcing and Fulfillment for Torstar Sponsored Auctions.

For Torstar Sponsored Auctions on IL's Canadian national auction, IL will be responsible for sourcing product from manufacturers and arranging for fulfillment to the end consumer, as IL currently does with its national auctions, coordinating with product sourced by Torstar as it may occur from time to time.

II.5 Allocation of Product.

For Greater Clarity. All products sourced directly from manufacturers or distributors will be offered for sale though the IL national auction, and all products sourced from retailers in the Territory will be offered for sale through the Local Auction and Mall in the Territory. It is further understood that any business-to-business initiative by IL or charitable organizational work for a local chapter of a national account of IL (such as Recording Artists Against Drunk Driving) within the Territory, does not infringe on the exclusive rights of Torstar for its Local Auctions and Mall in the Territory.

II.6 Promotion and Avails.

(a) Sales of Ad Avails. Torstar will be entitled to sell up to [Confidential Information filed separately with the SEC] of IL's banner advertisements in Canada on the first page of the E-Commerce Service's Canadian website and any page of the E-Commerce Service's website that is directly linked to the first page. All revenue collected by Torstar for sales of these banner advertisements and those of Torstar Exclusive E-Commerce in the Territory shall be allocated net of third party sales commissions and such commissions as are mutually agreed from time to time, [Confidential Information filed separately with the SEC] to IL and [Confidential Information filed separately with the SEC] to Torstar.

(b) Marketing and Advertising. IL will purchase advertising from T-O Online, Torstar Exclusive E-Commerce and in The Toronto Star in an aggregate amount equal to [Confidential Information filed separately with the SEC] by January 17, 1998 (the "Required Advertising").

(c) Torstar's charges for such advertising shall not exceed the most favourable rates charged to other advertisers for comparable advertising commitments.

II.7 Discounts to Third Parties.

[Confidential Information filed separately with the SEC]

II.8 General Revenue Splits for E-Commerce Service.

(a) All Net Revenue received in connection with the sale of products and services through the E-Commerce Service will be allocated as by a Party as follows:

                                                                     Torstar            IL
                                                                  --------------  --------------
Torstar Local Auctions & Mall Sales in Ontario:
(all transactions through the new URL chosen by Torstar)              [XXX]           [XXX]

Torstar Sponsored Auctions - Ontario Residence-Based Sales
through the URL www.internetliquidators.com:                          [XXX]           [XXX]

IL Auction and Mall - Ontario Residence-Based Sales through the
URL www.internetliquidators.com:                                      [XXX]           [XXX]
(Exclusive of Torstar Sponsored Auctions)

NOTE:  [XXX] denotes Confidential Information filed separately with the SEC.

(b) The same revenues splits as described above shall apply for Torstar Local Auction and Mall

     Sales for Ontario and Non-Ontario Residence Based Sales provided that if IL grants a territorial license to an arm's length third party which would prohibit sales from such territory through the new URL chosen by Torstar, Torstar shall on notice, cease accepting sales from such territory.


                                  ARTICLE III
                           RIGHT TO USE IL TECHNOLOGY

III.1  Scope of Licence re:  IL Technology

(a) Subject to the terms of this Agreement, IL grants to Torstar, the right to use the IL Technology including applicable Software and Documentation to fully exploit the rights granted under Article Two.

(b) IL will on request grant Torstar a non-exclusive license to use the IL Technology for non-auction related uses, including, without limitation, the operation of games and contests on terms to be mutually agreed upon by the Parties.

III.2  Acknowledgement of Title.

(a) Except as otherwise provided herein, Torstar acknowledges that ownership of the IL Technology shall remain with IL.

(b) Torstar shall ensure that to the extent that Torstar Affiliates utilize the licence in this Article Three they do so pursuant to this Agreement. Subject to the terms of this Agreement Torstar shall indemnify, defend and hold harmless IL for any breach of this agreement by Torstar or Torstar Affiliates who have access to the IL Technology. Subject to the terms of this Agreement, IL shall indemnify, defend and hold harmless Torstar and Torstar Affiliates which are authorized by this Agreement to have access to the IL Technology for any breach of this Agreement by IL.

(c) Torstar shall take all reasonable precautions to prevent third parties from using the IL Technology in its possession in any way that would constitute a breach of this Agreement including, without limitation, such precautions as it would otherwise take to protect its own proprietary technology.

III.3  User Interface Branding.

Using the IL Technology and in coordination with IL, Torstar will create Torstar branded user interfaces for use on T-O Online as "The Star Online Auction" or such other brand as Torstar may choose using IL's trademark "Online Auction". These branded versions of the user interfaces for the IL Technology will include the IL brand as a sub-brand (the "Sub-Branded Interfaces"). The branding and look and feel of the Sub-Branded Interfaces shall be determined by Torstar subject to IL's approval which shall not be unreasonably withheld.

III.4  Capability of IL Technology

(a) In co-operation with IL, Torstar shall be responsible for integrating the IL Technology into T-O Online and for developing sub-branded interfaces. IL will ensure that the Sub-Branded Interfaces will have the right and capability to use all of the functionality that is used on connection with the E-Commerce Service at the same time as such functionality is used on the E-Commerce Service.

(b) Any updates or upgrades and corresponding instructional materials to the IL Technology and E-Commerce Service will be provided by IL to Torstar at the same time such updates or upgrades and corresponding instructional materials are provided for the E-Commerce Service or to any third party.

(c) IL will continue to update and upgrade the IL Technology and E-Commerce Service to ensure that it contains at least substantially the same functionality as its competitors as reasonably determined by IL.

III.5  Support and Maintenance.

(a) In cooperation with IL, Torstar will be responsible for integrating and IL will be responsible for maintaining and improving the IL Technology and the E-Commerce Service and for providing all necessary assistance, training, technical support, Software and Documentation in connection with the Torstar Interactive Services, use of the IL Technology and the E-Commerce Service. The foregoing will be provided by IL's senior software engineers at IL's offices. Without limiting the foregoing, IL will provide Torstar with no less than the most favourable support and maintenance terms (e.g., response times and training classes) provided to any third party. IL will also provide initial assistance using its marketing personnel for Torstar's sourcing of product, at no cost, as may be reasonable but without adversely affecting IL's own operations.

(b) If Torstar requests the inclusion in the IL Technology or the E-Commerce Service of functionality or customization changes for a "Torstar look", IL will assist Torstar, on terms to be mutually agreed upon. Such enhancements will be assisted by IL on a cost pass through basis.

                                   ARTICLE IV
                               SERVICES AND TAXES

IV.1 Additional Services.

Upon the prior written consent of Torstar, those additional Services rendered by IL which are reasonably contemplated hereunder as being provided at an additional charge and the charge for which is not otherwise set out herein may be charged to Torstar at IL's standard rates then in effect plus reasonable out-of-pocket expenses approved in advance by Torstar.

IV.2 Taxes.

Torstar shall pay to IL those taxes, duties, and other such assessments or charges now in force or enacted in the future that are applicable to this Agreement or are measured directly by payments made under it and are required to be collected by IL or paid by IL to tax authorities. This provision includes sales, use, service, and excise taxes, whether collected by withholding or otherwise assessed, but does not include taxes based on IL's net income.


                                   ARTICLE V
                  REPRESENTATIONS, WARRANTIES AND INDEMNITIES

V.1  Warranty and Indemnity re:  Authority, Title and Proprietary Rights.

(a) IL represents and warrants that it has the right to grant the licence hereby granted and that IL has the right to provide the E-Commerce Service.

(b) IL agrees to defend and indemnify Torstar or Torstar Affiliates and hold each harmless from all losses, claims, damages or liabilities, including court costs and attorney's fees, in connection with or arising out of any claim asserted against Torstar or Torstar Affiliates based upon a contention that the E-Commerce Service or any of the Deliverables, or any portion thereof in the form accepted by Torstar or Torstar Affiliates and used within the scope of this Agreement infringes the Intellectual Property Rights of any third party provided that:

     (i) Torstar or Torstar Affiliates promptly notifies IL in writing of the claim and of all material developments in connection with such claim and provides all assistance otherwise reasonably requested by IL;

     (ii) IL has the right to control, at its own cost, the defence and all related settlement negotiations (Torstar has the right to participate at its own expense);

     (iii) Torstar or Torstar Affiliates does not pay or settle any such claim without the express written consent of IL; and

     (iv) the liability in respect of which indemnity is sought does not arise out of or in connection with any unauthorized use of the IL Technology by Torstar or Torstar Affiliates.

     In addition, if the E-Commerce Service, any of the Deliverables, or any portion thereof is held to constitute an infringement of another Person's rights, and use thereof is enjoined, IL shall, at its election and expense, either:

     (A)  procure the right to use the infringing element thereof;

     (B) procure the right to an element which performs the same function without any material loss of functionality; or

     (C) replace or modify the element thereof so that the infringing portion is no longer infringing and still performs the same function without any material loss of functionality;

     and shall make every reasonable effort to correct the situation with minimal effect upon the operations of Torstar or Torstar Affiliates.

V.2  Requirements of the E-Commerce Service.

IL warrants that the E-Commerce Service and the Deliverables shall perform in conformance with Torstar's Requirements therefor provided that the IL Technology is used in accordance with the Documentation and that IL shall have no liability for performance failures due to events or causes beyond its reasonable control or due to changes made by Torstar without the prior written approval of IL..

V.3  Disabling Device.

IL warrants that any Software provided hereunder shall not contain any clock, timer, counter, or other limiting or disabling code, design or routine that would cause the Software to be made inoperable or otherwise rendered incapable of performing in accordance with Torstar's Requirements or otherwise limit or restrict Torstar's or Torstar Affiliates' ability to use same or after the lapse or occurrence of any triggering prompt.

V.4  Media.

IL represents and warrants that the media on which any Software is provided shall be compatible with the computer system on which Torstar or Torstar Affiliates advise it is to be installed and that the media, as supplied by IL, shall be free from defects and computer viruses.

V.5  Representations and Warranties re: Services.

IL agrees that all services to be provided by it hereunder shall be provided in a timely fashion and in a professional manner by personnel appropriately trained in the performance of such services in accordance with all applicable governmental regulations governing such services. Response times shall be as outlined in Schedule C. If IL does not meet the response time requirements for a severity (1) or severity (2) event and such failure is not due to an event beyond the reasonable control of IL, Torstar shall have the right to insist that its' own engineers and designers assist IL's personnel at IL's premises to rectify the problem and IL shall co-operate fully in this process.

V.6  Compliance with Applicable Laws.

IL shall comply with all laws applicable to the provision of the E-Commerce Service or any part thereof.

V.7  Provision of Source Code Materials.

IL agrees to enter into a trust agreement with Torstar and Data Securities International, Inc. in the form attached as Schedule D for the deposit of the Source Code Materials such that in the event of default as provided therein, Torstar will have access to the Source Code Materials.

V.8  Confidentiality.

Each Party covenants to the other Party that it shall keep confidential the Confidential Information of the other Party to which such Party obtains access to as a consequence of entering into this Agreement and that it will take all reasonable precautions to protect such Confidential Information from any use, disclosure or copying except as expressly authorized by this Agreement. Each Party shall implement such procedures as the other Party may reasonably require from time to time to improve the security of the Confidential Information in its possession. This Section shall survive the termination of the Agreement. For greater certainty, IL acknowledges and agrees that all information respecting subscribers to T-O Online is the Confidential Information of Torstar including e-mail addresses and personal information obtained pursuant to this Agreement. IL shall not use such information for marketing purposes without the prior written consent of Torstar.

V.9  Ownership of Software, etc.

Torstar acknowledges that the Software constitutes commercially valuable trade secrets and proprietary data of IL and that no term of this Agreement shall be construed to convey title in the Software or the Online Auction trademark to Torstar. Notwithstanding the foregoing, all Intellectual Property Rights in the Sub-Branded Interfaces shall vest in Torstar and the parties shall execute such documentation as may be reasonably required to confirm the foregoing.

V.10 Limitation on Warranties.

Except for those warranties otherwise provided herein, neither Party makes any warranties or representations, and there are no conditions, express or implied, in fact or in law, including without limitation, the implied warranties or conditions of merchantable quality and fitness for a particular purpose and those arising by statute or otherwise in law or from a course of dealing or usage of trade.


                                   ARTICLE VI
                            DEFAULT AND TERMINATION

VI.1 Term.

(a) The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue, subject to early termination in accordance with the terms hereof, until January 31, 2000 (the "Initial Term"). Thereafter, and subject to Section 7.1(b), the Agreement shall be automatically extended for consecutive one (1) year terms (each, being a "Subsequent Term") unless sixty (60) days prior notice in writing is given by Torstar prior to the end of any of the Initial Term or any of the Subsequent Terms, stating Torstar's intention to terminate the Agreement at the end of such term.

(b) The extension of the Term of the Agreement into any of the Subsequent Terms shall be conditional upon the Parties, using appropriate diligence and acting in good faith, during the sixty days prior to the end of the Initial Term and each Subsequent Term, negotiating and agreeing on reasonable Net Revenue and advertising allocations for the upcoming Subsequent Term. If the Parties cannot reach such an agreement, the Parties will submit the determination of such allocation and fees to binding arbitration unless Torstar elects to terminate within sixty (60) days before the commencement
     of the Subsequent Term.   Pending resolution of arbitration and subject to
     the payment or repayment of any amount based upon the arbitrator's order, as applicable, Torstar shall continue to pay the amounts paid during the expiring term.

VI.2 Termination for Cause.

Subject to the time frames set out below, this Agreement may be terminated immediately by either Party on written notice upon the occurrence of an event of default by the other Party. Each of the following constitutes an event of default for the purposes of this Agreement.

     (i) if either Party fails to perform any material obligation set forth in this Agreement (other than a failure to pay which is considered separately in (iii)) and such default in the case of a default which is remediable continues for a period of thirty (30) days after written notice of such failure has been given by the non-defaulting Party;

     (ii) if there is repeated and ongoing failure by a Party to comply with or perform any of the material terms, conditions, agreements and obligations imposed on it by this Agreement;

     (iii) if a Party should fail to pay a material amount to the other when payable hereunder (other than such portion of an amount which such Party, in good faith, disputes is owing) and such breach is not cured within sixty (60) days after written notice stating that such amount is due and owing and that non-payment may result in termination; or

     (iv) if a Party becomes bankrupt or insolvent or ceases the operation of its business without a successor.

VI.3 Survival.

For a period of 12 months after this Agreement is terminated, all operative terms of this Agreement will remain in full force and effect including the use of the Sub-Branded Interfaces, allocation of Net Revenue and rights to share revenue and advertising. Thereafter and for a period not to exceed three months, IL will on request and at Torstar's expense cooperate with Torstar to assist Torstar in transitioning to a new technology. Except as otherwise provided herein, the terms of Articles II and VII and Sections 3.2 and 3.5 shall survive any termination or expiry of this Agreement and shall continue in force thereafter for the period contemplated by the Agreement as shall any other provision of this Agreement which, by the nature of the rights or obligations set out therein, might reasonably be expected to be intended to so survive.


                                  ARTICLE VII
                                  ARBITRATION

VII.1  Dispute Resolution Process.

If any dispute, disagreement, controversy or claim arising out of or relating to this Agreement including, without limitation, its application, interpretation, performance, breach, termination, enforcement or damages, or remedies arising out of the breach of or non-compliance therewith, shall be finally determined by arbitration before a single arbitrator to be commenced and conducted in the English language in Toronto in accordance with the Arbitration Act (Ontario). The Parties hereto agree that:

(a) subject to mutual agreement between the Parties to the contrary, the arbitrator shall be a person who is legally trained and trained as a professional arbitrator and who has a minimum of five (5) years experience in the licensing of computer software;

(b) the Parties shall agree on the identity of the arbitrator within 10 days of notice of reference to arbitration and in default thereof, either party may apply to a Judge of the Supreme Court of Ontario, General Division, to appoint an arbitrator with the foregoing qualifications;

(c) the Parties shall be required to make written submissions to the arbitrator within 5 days of appointment and shall not be entitled to make verbal representations or further submissions unless so requested by the arbitrator. Any party who does not comply with the foregoing time period shall not be entitled to make any submissions without the written approval of the other party;

(d) the arbitrator shall be required to render his decision in writing within 10 days of the period mentioned in subsection 7.1(c);

(e) neither of the Partners shall apply to the Courts of Ontario or any other jurisdiction to attempt to enjoin, delay, impede or otherwise interfere with or limit the scope of the arbitration or the powers of the arbitral tribunal provided for in the Arbitration Act (Ontario)

(f) the award of the arbitral tribunal shall be a final and conclusive award and judgment with respect to all matters properly before the arbitral tribunal in accordance with the Arbitration Act (Ontario) and neither Party shall appeal such award in any manner whatever to any court, tribunal or other authority; and

(g) the award of the arbitral tribunal may be entered and enforced by any court in any jurisdiction having jurisdiction over the Parties hereto or the subject matter of the award or the properties or assets of either of the Parties hereto.


                                  ARTICLE VIII
                            MANAGEMENT AND REPORTING

VIII.1  Management and Reporting.

The Parties each agree to designate an individual from their respective companies with adequate authority and full technical competence to deal with matters relating to the implementation of the Deliverables (each, being a "Project Manager"). Specifically, these individuals will, on behalf of their respective Parties, in accordance with the spirit of this Agreement, use reasonable efforts to coordinate the provision of the E-Commerce Service. Upon such designations, each of IL and Torstar shall concurrently provide the other with details with respect to its Project Manager, including name, address and telephone number, and each of IL and Torstar may from time to time change its Project Manager with the consent of the other which will not be unreasonably withheld.

VIII.2  Reports.

IL will provide Torstar with a monthly usage report that tracks all elements necessary to allocate revenues. In addition IL will provide such information as is available to it as to the users of the E- Commerce Service in the Territory and how users of the E-Commerce Service are navigating through the E-Commerce Service.

VIII.3  Payment.

All parties shall make payments owing by them to the others within fifteen days of the end of the month in which the obligation arises.


                                   ARTICLE IX
                                    GENERAL

IX.1 Notice.

Any notice or other communication (in this Section a "Notice") required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if:

(a) delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b)  sent by prepaid first class mail; or

(c) sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record (an "Electronic Transmission"), charges prepaid and confirmed by prepaid first class mail;

in the case of a Notice to Subscriber addressed to it at:

     Toronto Star Newspapers Limited
     1 Yonge Street
     Toronto, Ontario
     M4E 1E6

     Attention: Vice President, Strategic Planning
                and New Media

     Fax No.: (416) 869-4762
and in the case of a Notice to Issuer addressed to it at:

     Internet Liquidators International Inc.
     5915 Airport Rd.,
     Suite 330
     Mississauga, Ontario
     L4V 1T1

     Attention: Paul Godin

     Fax No.: (905) 672-5705

with a copy to:

     Gowling, Strathy & Henderson
     Barristers & Solicitors
     Commerce Court West
     Suite 4900
     Toronto, Ontario
     M5L 1J3

     Attention:  David Pamenter

     Fax No.: (416) 862-7661

Any Notice given or made in accordance with this Section 9.1 shall be deemed to have been given or made and to have been received:

(a)  on the day it was delivered, if delivered as aforesaid;

(b) on the fifth Business Day (excluding each day during which there exists any general interruption of postal services due to strike, lockout or other cause) after it was mailed, if mailed as aforesaid; and

(c) on the day of sending if sent by Electronic Transmission during normal business hours of the addressee on a Business Day and, if not, then on the first Business Day after the sending thereof.

Any Party may from time to time change its address for notice by giving Notice to other Party in accordance with the provisions of this Section 9.1.

IX.2 Assignment.

The rights and obligations of IL under this Agreement shall not be assigned, in whole or in part, by IL without the prior consent in writing of Torstar and any purported assignment made without that consent is void and of no effect. No assignment of this Agreement shall relieve IL from any obligation under this Agreement or impose any liability upon Torstar, unless otherwise agreed to in writing by Torstar. Torstar may assign its rights and obligations under this Agreement to any Affiliate but no such assignment shall release Torstar from any obligation under this Agreement or impose any liability on IL, unless otherwise agreed to in writing by IL.

IX.3 Binding on Successors.

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

IX.4 Further Assurances.

Each Party agrees that upon the written request of the other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as any other Party hereto may from time to time reasonably request be done and/or executed as may be necessary or desirable to give effect to this Agreement.

IX.5 Independent Contractors.

It is understood and agreed that in giving effect to this Agreement, no Party shall be or be deemed a partner, agent or employee of another Party for any purpose and that their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership or a joint venture between the Parties. No Party shall have the right to enter into contracts or pledge the credit of or incur expenses of liabilities on behalf of the other Party.

IX.6 Waiver.

A waiver by any Party hereto of any of its rights hereunder or of the performance by another Party of any of its obligations hereunder shall be without prejudice to all of the other rights hereunder of the Party so waiving and shall not constitute a waiver of any such other rights or, in any other instance, of the rights so waived, or a waiver of the performance by the other Party of any of its other obligations hereunder or of the performance, in any other instance, of the obligations so waived. No waiver by any Party of any of its obligations hereunder shall be effective or binding upon such Party unless the same shall be expressed in writing.

IN WITNESS WHEREOF this Agreement is executed by the Parties as of the date first written, above.

                         INTERNET LIQUIDATORS INTERNATIONAL INC.


                         By:
                            -------------------------------------
                              (Duly Authorized Officer)

                         By:
                            -------------------------------------
                              (Duly Authorized Officer)

                         TORONTO STAR NEWSPAPERS LIMITED


                         By:
                            -------------------------------------
                               (Duly Authorized Officer)

                         By:
                            -------------------------------------
                              (Duly Authorized Officer)

                                  SCHEDULE "A"

                                  DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions have the meanings indicated below:

"Above the Fold" means, in respect of a hyperlink, the ability to view the hyperlink without having to scroll down the applicable web page;

"Agreement" means this E-Commerce Services Agreement and all schedules annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof or thereof, "hereof'" "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular article or section; except where the context specifically requires, "Article" or "Section" means and refers to the specified article or section of this Agreement.

"Business Day" means any day from Monday to Friday inclusive, except statutory or civic holidays observed in Toronto, Ontario;

"Confidential Information" means all information relating to either Party or to such Party's business, products, sales, customers, trade secrets, technology or financial position to which access is obtained or granted hereunder, which when disclosed to the other Party is marked or otherwise designated as confidential, provided, however, that Confidential Information shall not include any data or information which:

     (i)    is or becomes publicly available through no fault of the other
            Party;

     (ii) is already in the rightful possession of the other Party prior to its receipt from the other Party;

     (iii)  is independently developed by the other Party;

     (iv) is rightfully obtained by the other Party from a third party not subject to an obligation of confidentiality;

     (v) is disclosed with the written consent of the Party whose information it is; or

     (vi)   is disclosed pursuant to court order or other legal compulsion;

"Deliverables" means the whole of the activities, services, materials, software, matters and things required to be done, delivered or performed by IL in accordance with the terms of this Agreement, including the software, documentation and services and including all other rights and things, tangible or intangible, including intellectual property rights to be provided hereunder by IL to Torstar or Torstar Affiliates including, without limitation, any of the foregoing as described in Schedule "B";

"Documentation" means user manuals and the written instructions for the Software provided by IL which describe the design, performance and functional specifications of the Software, and which facilitate the use, operation and maintenance of the Software;

"E-Commerce Service" means those internet auction services and storefront online commerce services provided by or on behalf of IL or its subsidiaries on the Internet at the URL "www.internetliquidators.com" or any other comparable on-line service which IL or its subsidiaries may provide or allow third parties to provide now or at some future time using the IL Technology or otherwise;

"Effective Date" has the meaning attributed thereto on the face page of this Agreement;

"Intellectual Property Rights" includes: (A) any and all proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trademark law, (iv) design patent or industrial design law, (v) semi- conductor ship or mask work law, or (vi) any other statutory provision or common law principle applicable to this Agreement or the Software which may provide a right in either (a) ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade secret law, or (b) the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how; and (B) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;

"IL Technology" means the technology and know-how known by IL or its subsidiaries in respect of the provision of on-line auction services generally (and including all Intellectual Property Rights therein), whether patented or registered, and whether domestic or foreign including patent applications and copyrighted software, as more particularly described in Schedule "C" and including that technology and know-how used in respect of the operation of the E-Commerce Service in accordance with Torstar's Requirements;

"Local Auction and Mall" means an auction or other conduct of online storefront commerce using the E-Commerce Service to sell products and services of local retailers and from charitable and community organizations to consumers;

"Net Revenue" means the aggregate amount of revenue (including without limitation shipping and handling) received by a Party in connection with the purchase by end users of products or services offered through the E-Commerce Service, less cost of goods sold, credit card transaction fees, ISP carrier costs and revenue splits (such as America Online) all sales and use taxes, duties, the cost of shipping and credits for returned goods or services and bad debts;

"Parties" means IL, Torstar and Torstar Affiliates collectively and "Party" means any of them;

"Person" includes an individual, company, corporation, partnership, government or government agency, authority or entity howsoever designated or constituted;

"Required Advertising" has the meaning attributed thereto in Section 2.7(b);

"Services" means those services to be provided by IL to Torstar or the Torstar Affiliates hereunder;

"Software" means that computer software being provided to Torstar by IL hereunder to meet Torstar's Requirements, including any modifications or improvements to the Software (whether developed by IL, Torstar or otherwise);

"Source Code Materials" means:

(a) a complete copy of the source code version of all software required to allow Torstar to independently operate and maintain and support an auction service in accordance with Torstar Requirements including the Software, appropriate labeled to denote the version or release thereof, and the currency date thereof, in each of:

     (i) machine-readable form on machine-readable storage medium suitable for long term storage and compatible with the Software as then being used by Torstar and which, when compiled, will produce the object code version of the Software; and

     (ii) human-readable form with annotations in the English language on bond paper suitable for long term archival storage; and

(b) a complete copy, in English, printed on bond paper, suitable for long term archival storage, and appropriately labeled to describe the contents thereof, of all applicable documentation and other explanatory materials including programmer's notes, technical or otherwise, for the Software as may be required by Torstar, using a competent computer programmer possessing ordinary skills and experience, to further develop, maintain and operate such software without further recourse to IL including, but not necessarily limited to, general flow-charts, input and output layouts, field descriptions, volumes and sort sequence, data dictionary, file layouts, processing requirements and calculation formula and the details of all algorithms;

"Sub-Branded Interfaces" has the meaning attributed thereto in Section 3.3;

"Territory" means the Province of Ontario;

"Torstar Affiliate" means any entity of which Torstar owns or has the right to acquire, whether directly or indirectly, 50.1% or more of the outstanding securities entitled to vote for the election of directors (or equivalent governing body) of such entity and which provides interactive services;

"Torstar Interactive Services" means interactive services provided by Torstar and Torstar Affiliates, including, without limitation, the T-O Online service;

"T-O Online" has the meaning attributed thereto in the recitals;

"T-O Online Exclusive E-Commerce" has the meaning attributed thereto in Section 2.2;

"Torstar's Requirements" shall mean the statement of the functions and capabilities of the E- Commerce Service provided hereunder by IL to Torstar and Torstar Affiliates, as more particularly described in Schedule "B".

"Torstar Sponsored Auctions" has the meaning attributed thereto in Section 2.3; and

"Work" means the Software and Documentation collectively.


CP Doc#: 31481-1
March 23, 1999

                                  SCHEDULE "B"

                Internet Liquidators Auction and Mall Technology
                ------------------------------------------------

     [Confidential Information filed separately with the SEC]

                                 SCHEDULE "C"

                                 RESPONSE CHART


1. IL shall respond to a report of the Software failing to meet Torstar's Requirements in accordance with the severity level. The severity shall be reasonably determined by Torstar, and communicated to IL, based on the following definitions:

     Severity 1:  indicates total inability to use Software, resulting in a critical impact on user objectives;

     Severity 2:  indicates ability to use Software but user operation is severely restricted;

     Severity 3:  indicates ability to use Software with limited functions which are not critical to overall user operations; and

     Severity 4:  indicates that the problem has been bypassed or otherwise temporarily corrected and is not affecting user operations.


2. IL shall correct the Software to cause it to perform in accordance with Torstar's Requirements as follows:

     Severity 1:  within 48 hours of notification by Torstar;

     Severity 2:  within 96 hours of notification by Torstar;

     Severity 3:  within 30 days of notification by Torstar;

     Severity 4:  within 120 days of notification by Torstar;


CP Doc #: 29548-1
January 29, 1997

                                 SCHEDULE "D"
                       MASTER PREFERRED ESCROW AGREEMENT

                     Master Number
                                    ----------------------


This Agreement is effective February 12, 1997 among Data Securities International, Inc.("DSI"), Internet Liquidators International Inc. ("Depositor"), and any additional party signing the Acceptance Form attached to this Agreement ("Preferred Beneficiary") who collectively may be referred to in this Agreement as "the parties."

1. Depositor and Preferred Beneficiary have entered or will enter into a license agreement in the form attached to such Preferred Beneficiary's Acceptance Form regarding certain proprietary technology of Depositor (referred to in this Agreement as "the license agreement").

2. Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.

3. The availability of the proprietary technology of Depositor is critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.

4. Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of certain proprietary technology materials of Depositor.


ARTICLE 2    --  DEPOSITS

2.1 Obligation to Make Deposit. Upon the signing of this Agreement by the parties, including the signing of the Acceptance Form, Depositor shall deliver to DSI the proprietary information and other materials identified on an Exhibit
A. DSI shall have no obligation with respect to the preparation, signing or delivery of Exhibit A.

2.2 Identification of Tangible Media. Prior to the delivery of the deposit materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape, disk, or other tangible media upon which the deposit materials are written or stored. Additionally, Depositor shall complete Exhibit B to this Agreement by listing each such tangible media by the item label description, the type of media and the quantity. The Exhibit B must be signed by Depositor and delivered to DSI with the deposit materials. Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the parties regarding the status of the deposit account as required in Section 2.2 below.

2.3 Deposit Inspection. When DSI receives the deposit materials and the Exhibit B, DSI will give a receipt for the deposit materials to the Depositor in the form provided by the

Depositor and conduct a deposit inspection by visually matching the labeling of the tangible media containing the deposit materials to the item descriptions and quantity listed on the Exhibit B. In addition to the deposit inspection, Preferred Beneficiary may elect to cause a verification of the deposit materials in accordance with Section 1.6 below.

2.4  Acceptance of Deposit.   At completion of the deposit inspection, if DSI
determines that the labeling of the tangible media matches the item descriptions and quantity on Exhibit B, DSI will date and sign the Exhibit B and deliver a copy thereof to Depositor and Preferred Beneficiary. If DSI determines that the labeling does not match the item descriptions or quantity on the Exhibit B, DSI will (a) note the discrepancies in writing on the Exhibit B; (b) date and sign the Exhibit B with the exceptions noted; and (c) provide a copy of the Exhibit B to Depositor and Preferred Beneficiary. DSI's acceptance of the deposit occurs upon the signing of the Exhibit B by DSI. Delivery of the signed Exhibit B to Preferred Beneficiary is Preferred Beneficiary's notice that the deposit materials have been received and accepted by DSI.

2.5  Depositor's Representations.  Depositor represents as follows:

     (1) Depositor lawfully possesses all of the deposit materials deposited with DSI;

     (2) With respect to all of the deposit materials, Depositor has the right and authority to grant to DSI and Preferred Beneficiary the rights as provided in this Agreement;

     (3) The deposit materials are not subject to any lien or other encumbrance other than encumbrances arising in the ordinary cause of Depositor's business;

     (4) The deposit materials consist of the proprietary information and other materials identified in Exhibit A; and

     (5) The deposit materials are readable and useable in their current form or, if the deposit materials are encrypted, the decryption tools and decryption keys have also been deposited.

2.6 Verification. Preferred Beneficiary shall have the right, at Preferred Beneficiary's expense, to cause a verification of any deposit materials. A verification determines, in different levels of detail, the accuracy, completeness, sufficiency and quality of the deposit materials. If a verification is elected after the deposit materials have been delivered to DSI, then only DSI, or at DSI's election an independent person or company selected and supervised by DSI, may perform the verification.

2.7 Deposit Updates. Unless otherwise provided by the license agreement, Depositor shall update the deposit materials within 60 days of each release of a new version of the product which is subject to the license agreement. Such updates will be added to the existing deposit. All deposit updates shall be listed on a new Exhibit B and the new Exhibit B shall be signed by Depositor. Each Exhibit B will be held and maintained separately within the escrow account.

An independent record will be created which will document the activity for each Exhibit B. The processing of all deposit updates shall be in accordance with Sections 1.2 through 1.6 above. All references in this Agreement to the deposit materials shall include the initial deposit materials and any updates.

2.8 Removal of Deposit Materials. The deposit materials may be removed and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.


ARTICLE 3                                 --  CONFIDENTIALITY AND RECORD KEEPING

3.1 Confidentiality. DSI shall maintain the deposit materials in a secure, environmentally safe, locked facility in the greater Toronto area which is accessible only to authorized representatives of DSI. DSI shall have the obligation to reasonably protect the confidentiality of the deposit materials. Except as provided in this Agreement, DSI shall not disclose, transfer, make available, or use the deposit materials. DSI shall not disclose the content of this Agreement to any third party. If DSI receives a subpoena or other order of a court or other judicial tribunal pertaining to the disclosure or release of the deposit materials, DSI will immediately notify the parties to this Agreement. It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order. DSI will not be required to disobey any court or other judicial tribunal order.
(See Section 7.5 below for notices of requested orders.)

3.2 Status Reports. DSI will issue to Depositor and Preferred Beneficiary a report profiling the account history at least semi-annually. DSI may provide copies of the account history pertaining to this Agreement upon the request of any party to this Agreement.

3.3 Audit Rights. During the term of this Agreement, Depositor and Preferred Beneficiary shall each have the right to inspect the written records of DSI pertaining to this Agreement. Any inspection shall be held during normal business hours and following reasonable prior notice.


ARTICLE 4                                 --  GRANT OF RIGHTS TO DSI

4.1  Title to Physical Copies of Deposited Materials.

     (1) Depositor transfers to DSI in trust all legal title in and to the physical copies of the deposit materials provided to DSI from time to time in accordance with the terms of this Agreement. It is acknowledged by the parties hereto that such transfer by Depositor to DSI under this Section is not intended to, nor does it, transfer any intellectual property or other intangible rights in the deposit materials. DSI agrees to hold the deposit materials in trust for Depositor and Preferred Beneficiary as provided in this Agreement.

     (2) The expression "in trust" is intended to refer strictly to the issue of ownership of the deposit materials and not to the level of care which must be taken by DSI in performing its duties under this Agreement. The duties of DSI are strictly contractual in nature and are as set out in this Agreement. It is not intended that DSI is to have the fiduciary duty of a trustee.

4.2 Right to Make Copies. DSI shall have the right to make copies of the deposit materials as reasonably necessary to perform this Agreement. DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the deposit materials onto any copies made by DSI. With all deposit materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the deposit materials including but not limited to the hardware and/or software needed.

4.3 Right to Transfer Upon Release. Depositor hereby grants to DSI the right to transfer deposit materials to Preferred Beneficiary upon any release of the deposit materials for use by Preferred Beneficiary in accordance with Section
4.5. Except upon such a release or as otherwise provided in this Agreement, DSI shall not transfer the deposit materials.


ARTICLE 5                                 -- RELEASE OF DEPOSIT

5.1 Release Conditions. As used in this Agreement, "Release Conditions" shall mean the following:

     (1)  voluntary bankruptcy of Depositor;

     (2) involuntary bankruptcy provided that the Depositor is not in good faith diligently taking steps to contest or set aside such process;

     (3) if Depositor becomes insolvent and ceases to continue to carry on its business;

     (4) if Depositor ceases the operation of its business and the business is not continued by a successor acceptable to the Preferred Beneficiary, acting reasonably; and

     (5) any additional release conditions identified on the attached Acceptance Form.

5.2 Filing For Release. If Preferred Beneficiary believes in good faith that a Release Condition has occurred, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition and a request for the release of the deposit materials. Upon receipt of such notice, DSI shall deliver a copy of the notice to Depositor.

5.3 Contrary Instructions. From the date DSI delivers the notice requesting release of the deposit materials, if the Release Condition is one defined in 4.1(b), 4.1(d) or 4.1(e) Depositor shall have ten business days to deliver to DSI Contrary Instructions. If the Release Condition is one defined in 4.1(a) or
(c), DSI shall release the deposit materials pursuant to Section 4.4 within 48 hours of giving notice to the Depositor under Section 4.2. "Contrary Instructions" shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured. Upon receipt of Contrary Instructions, DSI shall deliver a copy to Preferred Beneficiary. Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to the Dispute Resolution section of this Agreement (Section 7.3). Subject to Section 5.2, DSI will continue to store the deposit materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary, (b) resolution pursuant to the Dispute Resolution provisions, or (c) order of a court.

5.4 Release of Deposit. If DSI does not receive Contrary Instructions from the Depositor, DSI is authorized to release the deposit materials to the Preferred Beneficiary or, if more than one beneficiary is registered to the deposit materials, to release a copy of the deposit materials to the Preferred Beneficiary who gave notice under Section 4.2. However, DSI or DSI's authorized representative is entitled to receive any fees due DSI or DSI's authorized representative before making the release. This Agreement will terminate with respect to the Preferred Beneficiary giving notice under Section 4.2 upon the release of the deposit materials held by DSI.

5.5 Right to Use Following Release. Unless otherwise provided in the license agreement, upon release of the deposit materials in accordance with this Article 4, Preferred Beneficiary shall have the right to use the deposit materials for the sole purpose of continuing the benefits afforded to Preferred Beneficiary by the license agreement. Preferred Beneficiary shall be obligated to maintain the confidentiality of the released deposit materials.


ARTICLE 6                                 --  TERM AND TERMINATION

6.1 Term of Agreement. The initial term of this Agreement is for a period of one year. Thereafter, this Agreement shall automatically renew from year-to-year unless (a) Depositor and Preferred Beneficiary jointly instruct DSI in writing that the Agreement is terminated; or (b) the Agreement is terminated by DSI for nonpayment in accordance with Section 5.2. If the Acceptance Form has been signed at a date later than this Agreement, the initial term of the Acceptance Form will be for one year with subsequent terms to be adjusted to match the anniversary date of this Agreement. If the deposit materials are subject to another escrow agreement with DSI, DSI reserves the right, after the initial one year term, to adjust the anniversary date of this Agreement to match the then prevailing anniversary date of such other escrow arrangements.

6.2 Termination for Nonpayment. In the event of the nonpayment of fees owed to DSI or DSI's authorized representative, DSI shall provide written notice of delinquency to the parties to this Agreement affected by such delinquency. Any such party shall have the right to make the payment to DSI or DSI's authorized representative to cure the default. If the past due payment is not received in full by DSI or DSI's authorized representative within one month of the date of such notice, then at anytime thereafter DSI shall have the right to terminate this Agreement to the extent it relates to the delinquent party by sending written notice of termination to such affected parties. DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI or DSI's authorized representative remains unpaid.

6.3 Disposition of Deposit Materials Upon Termination. Upon termination of this Agreement by joint instruction of Depositor and each Preferred Beneficiary, DSI shall return the deposit materials to the Depositor. Upon termination for nonpayment, DSI shall return the deposit materials to the Depositor. DSI shall have no obligation to return or destroy the deposit materials if the deposit materials are subject to another escrow agreement with DSI.

6.4 Survival of Terms Following Termination. Upon termination of this Agreement, the following provisions of this Agreement shall survive:

     (1)  Depositor's Representations (Section 1.5);

     (2) The obligations of confidentiality with respect to the deposit materials;

     (3) The rights granted in the sections entitled Right to Transfer Upon Release (Section 3.3) and Right to Use Following Release (Section 4.5), if a release of the deposit materials has occurred prior to termination;

     (4) The obligation to pay DSI or DSI's authorized representative any fees and expenses due;

     (5)  The provisions of Article 7; and

     (6) Any provisions in this Agreement which specifically state they survive the termination or expiration of this Agreement.


6.5 Alternative to DSI. If this Agreement terminates, Depositor and Preferred Beneficiary agree, at Preferred Beneficiary's request, to appoint a new agent by mutual agreement. If Depositor and Preferred Beneficiary cannot agree, Preferred Beneficiary shall appoint a trust company or other company specializing in the escrow business as the agent provided that such company has appropriate storage facilities located in or around Toronto and agrees to store the deposited materials there in accordance with the terms of this Agreement. The new agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named hereunder, without any further assurance, conveyance, act or deed.


ARTICLE 7                                 --  DSI'S FEES

7.1 Fee Schedule. DSI or DSI's authorized representative is entitled to be paid its standard fees and expenses applicable to the services provided. DSI or DSI's authorized representative shall notify the party responsible for payment of DSI's fees at least 90 days prior to any increase in fees. For any service not listed on DSI's standard fee schedule, DSI or DSI's authorized representative will provide a quote prior to rendering the service.

7.2 Payment Terms. DSI shall not be required to perform any service unless the payment for such service and any outstanding balances owed to DSI or DSI's authorized representative are paid in full. All other fees are due upon receipt of invoice. If invoiced fees are not paid, DSI may terminate this Agreement in accordance with Section 5.2. Late fees on past due amounts shall accrue at the rate of one and one-half percent per month (18% per annum) from the date of the invoice.


ARTICLE 8                                 --  LIABILITY AND DISPUTES

8.1 Right to Rely on Instructions. DSI may act in reliance upon any instruction, instrument, or signature reasonably believed by DSI to be genuine. DSI may assume that any employee of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so. DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI, subject to Section 2.1.

8.2 Indemnification. DSI shall be responsible to perform its obligations under this Agreement and to act in a reasonable and prudent manner with regard to this escrow arrangement. Provided DSI has acted in the manner stated in the preceding sentence, Depositor and Preferred Beneficiary each agree to indemnify, defend and hold harmless DSI from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney's fees and other liabilities incurred by DSI relating in any way to this escrow arrangement.

8.3 Dispute Resolution. Any dispute, difference or question arising among any of the parties concerning the construction, meaning, effect or implementation of this Agreement or any part hereof will be settled by a single arbitrator mutually agreed upon by the parties, or failing agreement, an arbitrator appointed pursuant to the Arbitration Act (Ontario) or similar legislation. The decision of such arbitrator appointed pursuant to this Agreement or such Act will be final and binding on the parties and no appeal will lie therefrom.

8.4 Controlling Law. This Agreement is to be governed and construed in accordance with the laws of the Province of Ontario except any laws which would refer any matter to the laws of another jurisdiction. All parties irrevocably attorn to the exclusive jurisdiction of the Courts of Ontario in respect of the subject matter hereof.

8.5 Notice of Requested Order. If any party intends to obtain an order from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking any action, that party shall:

     (1)  Give DSI at least two business days' prior notice of the hearing;

     (2) Include in any such order that, as a precondition to DSI's obligation, DSI or DSI's authorized representative be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and

     (3) Ensure that DSI not be required to deliver the original (as opposed to a copy) of the deposit materials if DSI may need to retain the original in its possession to fulfill any of its other escrow duties.


ARTICLE 9                                 --  GENERAL PROVISIONS

9.1 Entire Agreement. This Agreement, which includes the Acceptance Form and the Exhibits described herein, embodies the entire understanding between all of the parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written. No amendment or modification of this Agreement shall be valid or binding unless signed by all the parties hereto, except that Exhibit A need not be signed by DSI, Exhibit B need not be signed by Preferred Beneficiary and the Acceptance Form need only be signed by the parties identified therein.

9.2 Notices. All notices, invoices, payments, deposits and other documents and communications shall be given to the parties at the addresses specified in the attached Exhibit C and Acceptance Form. It shall be the responsibility of the parties to notify each other as provided in this Section in the event of a change of address. The parties shall have the right to rely on the last known address of the other parties. Unless otherwise provided in this Agreement, all documents and communications may be delivered by First Class mail.

9.3 Severability. In the event any provision of this Agreement is found to be invalid, voidable or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

9.4 Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties. However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of parties.

Data Securities International, Inc.                   Internet Liquidators International Inc.
By:                                                   By:
   ----------------------------------------              ---------------------------------------
Name:                                                 Name:
   ----------------------------------------              ---------------------------------------
Title:                                                Title:
   ----------------------------------------              ---------------------------------------
Date:                                                 Date:
   ----------------------------------------              ---------------------------------------

                                  ACCEPTANCE FORM

                                 Account Number
                                                 ----------------------


Toronto Star Newspapers Limited, hereby (i) acknowledges that it is a Preferred Beneficiary referred to in the Master Preferred Escrow Agreement effective February 12, 1997 with Data Securities International, Inc. as the escrow agent and Internet Liquidators International, Inc. as the Depositor, (ii) agrees to be bound by all provisions of such Agreement, and (iii) agrees that in addition to the Release Conditions set forth in section 4.1 of this Agreement, a further Release Condition shall exist if the Depositor is in material default of its obligations to operate or maintain its E-Commerce Services as contained in the licence agreement attached hereto as Schedule "A" and such default is not cured as provided therein.


By:
      ------------------------------
Name:
      ------------------------------
Title:
      ------------------------------
Date:
      ------------------------------


Notices and communications
should be addressed to:                  Invoices should be addressed to:

Company Name:
             --------------------------  --------------------------------
Address:
             --------------------------  --------------------------------

             --------------------------  --------------------------------

             --------------------------  --------------------------------

             --------------------------  --------------------------------



Designated
Contact:                                 Contact:
             --------------------------  --------------------------------
Telephone:
             --------------------------  --------------------------------
Facsimile:
             --------------------------  --------------------------------


Depositor hereby enrolls Preferred Beneficiary to the following account(s):

Account Name                        Account Number
------------                        --------------

-------------------------------     ---------------------------------

-------------------------------     ---------------------------------

-------------------------------     ---------------------------------





-------------------------------     Data Securities International, Inc.
Depositor

                                 SCHEDULE "A"

                               LICENSE AGREEMENT

                                 EXHIBIT A

                           MATERIALS TO BE DEPOSITED

                     Account Number
                                     ----------------------


Depositor represents to Preferred Beneficiary that deposit materials delivered to DSI shall consist of the following:

Internet Liquidators Inc. - Code Module Listing
-----------------------------------------------

[Confidential Information filed separately with the SEC]



--------------------------------    ----------------------------------
Depositor                           Preferred Beneficiary

By:                                 By:
      --------------------------          ----------------------------
Name:                               Name:
      --------------------------          ----------------------------
Title:                              Title:
      --------------------------          ----------------------------
Date:                               Date:
      --------------------------          ----------------------------

                                 EXHIBIT B

                        DESCRIPTION OF DEPOSIT MATERIALS


Depositor Company Name
                      -------------------------------------------------------
Account Number
                      -------------------------------------------------------
PRODUCT DESCRIPTION:

Product Name [Confidential Information filed separately with the SEC] Version[Confidential Information filed separately with the SEC]
                                                               -------------

----------------------------------------------------------------------------


Operating System: [Confidential Information filed separately with the SEC]
                                                                          --

----------------------------------------------------------------------------


Hardware Platform: [Confidential Information filed separately with the SEC]
                                                                           -

----------------------------------------------------------------------------


DEPOSIT COPYING INFORMATION:

Hardware required: [Confidential Information filed separately with the SEC]
                                                                           -

----------------------------------------------------------------------------


Software required: [Confidential Information filed separately with the SEC]
                                                                           -

----------------------------------------------------------------------------


DEPOSIT MATERIAL DESCRIPTION:

Qty           Media Type& Size          Label Description of Each Separate Item

                                        (Excluding documentation)
              Disk 3.5" or _________
1 X           DAT tape  4  mm           No Documentation
                        -
              CD-ROM
              Data Cartridge Tape__
              TK 70 or _______ tape
              Magnetic tape________
              Documentation
              Other:_______________

No
Documentation

I certify for Depositor that the above  DSI has inspected and accepted the above
described deposit materials have been   materials (any exceptions are noted
transmitted to DSI:                     above)

Signature:                              Signature:
           -------------------------               ----------------------------
Print Name:                             Print Name:
           -------------------------               ----------------------------
Date:                                   Date Accepted:
     -------------------------------                  -------------------------

                                        Exhibit B#

    Send materials to: DSI, 9555 Chesapeake Drive,#200, San Diego, CA 92123

                                   EXHIBIT C

                               DESIGNATED CONTACT

                     Master Number
                                    ----------------------

Notices and communications should be
addressed to:                            Invoices should be addressed to:

Company Name:
Address:


Designated
Contact:        Contact:
Telephone:
Facsimile:


Requests to change the designated contact should be given in writing by the designated contact or an authorized employee.

Contracts, deposit materials and         Invoice inquiries and fee remittances
notices to DSI should be addressed to:   to DSI or DSI's authorized
                                         representative should be addressed
to:

DSI                                      Technology Asset Management Inc.
Contract Administration                  Accounts Receivable
Suite 200                                Building 8, Suite 300
9555 Chesapeake Drive                    5045 Orbitor Drive
San Diego, CA 92123                      Mississauga, Ontario L4W 4Y4

Telephone: (619) 694-1900                Telephone: (905) 602-9292
Facsimile: (619) 694-1919                Facsimile: (905) 602-6631

Date:

                      ADDITIONAL ESCROW ACCOUNT AMENDMENT
                      TO MASTER PREFERRED ESCROW AGREEMENT


                     Master Number
                                    ----------------------


                   New Account Number
                                       ----------------------



                                            ("Depositor") has entered
-------------------------------------------
into a Master Preferred Escrow Agreement with Data Securities International, Inc. ("DSI"). Pursuant to that Agreement, Depositor may deposit certain deposit materials with DSI.

Depositor desires that new deposit materials be held in a separate account and be maintained separately from the existing account. By execution of this Amendment, DSI will establish a separate account for the new deposit materials. The new account will be referenced by the following name:
                                                         ---------------------.

Depositor hereby agrees that all terms and conditions of the existing Master Preferred Escrow Agreement previously entered into by Depositor and DSI will govern this account. The termination or expiration of any other account of Depositor will not affect this account.



_____________________________________      Data Securities International, Inc.
Depositor

By:                                        By:
      -------------------------------            ------------------------------
Name:                                      Name:
      -------------------------------            ------------------------------
Title:                                     Title:
      -------------------------------            ------------------------------
Date:                                      Date:
      -------------------------------            ------------------------------


CP Doc #: 31392-1
February 12, 1997